FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This First Amendment (the “Amendment”), effective July 1, 2021, is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company (the “Adviser”), Lord, Abbett & Co. LLC, a Delaware limited liability company (the “Sub-Adviser”), and Great-West Funds, Inc., a Maryland corporation registered under the Investment Advisers Act of 1940, on behalf of the Great-West Small Cap Growth Fund (the “Fund”).

WHEREAS, the Adviser, Sub-Adviser, and the Fund are parties to the Sub-Advisory Agreement dated July 31, 2015 (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and the Fund desire to amend the Agreement, on terms and conditions set forth herein.

NOW THEREFORE, in consideration of mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Provision 13. a. is hereby deleted in its entirety and replaced with the following:

The Sub-Adviser agrees and undertakes to hold harmless, indemnify and protect the Fund and the Adviser and their directors, officers, employees, agents, subsidiaries and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by the Fund or the Adviser as a result of (1) any breach of any representation or warranty, covenant or agreement made herein by Sub-Adviser, or (2) the activities (or omissions by the Sub-Adviser to carry out its obligations hereunder) of the Sub-Adviser under this Agreement, including the activities (or such omissions) of the Sub-Adviser’s directors, officers, employees, agents, subsidiaries, affiliates or any person or entity retained by Sub-Adviser to perform or assist in the performance of its obligations hereunder; provided, however, that in no event is Sub-Adviser’s indemnity in favor of the Fund or the Adviser deemed to protect the Fund or the Adviser against any liability to which the Fund or the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of its obligations or duties under this Agreement.

2.	Provision 13. b. is hereby deleted in its entirety and replaced with the following:

The Adviser agrees and undertakes to hold harmless, indemnify and protect the Sub-Adviser and its members, directors, officers, and employees from and against any and all Losses incurred or suffered by Sub-Adviser as a result of (1) any breach of any representation or warranty, covenant or agreement made herein by the Adviser, or (2) the activities of the Adviser under this Agreement and the Advisory Agreement (or omissions by the Adviser to carry out its obligations hereunder or thereunder), including the activities (or such omissions) of the Adviser’s directors, officers, employees, agents, subsidiaries and affiliates; provided, however, that in no event is the Adviser’s indemnity in favor of the Sub-Adviser deemed to protect the Sub-Adviser against any liability to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.

3.	Provision 19, Amendment, is hereby amended by deleting the “in-person” requirement related to casting votes for amendment of the Agreement.

4.	Provision 20, Effective Date; Term, is hereby amended by deleting the “in-person” requirement related to casting votes for annual approval of the Agreement.

5.	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

6.	Except as amended hereby, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

GREAT-WEST FUNDS, INC., on behalf of Great-West Small Cap Growth Fund

By:	/s/ Kelly New
Name: Kelly New
Title: Treasurer

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence B. Stoller
Name: Lawrence B. Stoller
Title: Member